Exhibit 99.1

    Gastar Exploration Ltd. Provides Operational Update-Latest Well Results

     HOUSTON--(BUSINESS WIRE)--Feb. 7, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce that it has finalized initial completion operations on its two most recent wells in the Hilltop area of East Texas. Gastar is currently drilling another Knowles formation well and is finalizing plans for a multi-rig Bossier drilling program.
     The Donelson #1 well is flowing to sales at a gross sales rate of 7.9 MMCFD and the Donelson #2 well is flowing to sales at gross sales rates of 1.9 MMCFD (a combined 7.3 MMCFD net to Gastar) from completions in the lower Bossier and Knowles formations, respectively. The Donelson #1 well is completed in only one of three pay zones in the lower Bossier formation. The Donelson #1 well also encountered potential pay in the middle and upper Bossier formations as well as the shallower Pettet formation. After producing the initial completion for a brief period of time, Gastar plans to add additional lower Bossier completions in the Donelson #1 well that are expected to increase production rates. Gastar is also finalizing plans to add additional perforations and perform an acid stimulation in the Knowles pay zones in the Donelson #2 well after production testing of the well.
     Gastar is currently drilling the Wildman Trust #1 well (Gastar 67% working interest) in the Hilltop vicinity to a planned total depth of 14,600 feet to test the Pettet, Travis Peak and Knowles formations. The Wildman Trust #1 well is expected to reach total depth in approximately 35 days.
     Gastar's President & CEO, J. Russell Porter, issued the following statement, "The Donelson wells are confirmation of the deepest and shallowest productive zones encountered to date in the Hilltop area. The Donelson #1 well confirms the productivity of our lower Bossier holdings that are unique to Gastar's acreage position due to the fact that Gastar has almost the entire Hilltop structure under lease. We are pleased with the production rates from this initial completion and will add additional completions in the remaining lower Bossier pay zones in the near future. The Donelson #2 well confirms the Knowles as a new productive formation in this area. Both wells also encountered shallower potential pay zones that are currently being evaluated for additional drilling."
     "Following the drilling of the Wildman Trust #1 well we expect to embark on a multiple-rig middle and lower Bossier drilling program as a part of our previously announced joint venture with Chesapeake Energy Corporation (NYSE:CHK)."
     Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining low-risk CBM development with select higher risk, deep natural gas exploration prospects. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 4 million acres controlled by Gastar and its Joint Development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria respectively. The Company owns and controls development acreage in the Deep Bossier Sand gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin.

     Safe Harbor Statement and Disclaimer

     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors as described in the Company's Annual Information Form filed as of March 2005, on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and in the Company's Registration Statement on Form S-1.
     The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


     CONTACT: Gastar Exploration, Ltd.
              J. Russell Porter, 713-739-1800
              fax: 713-739-0458
              email: rporter@gastar.com
              website: www.gastar.com